Exhibit 99.2

Pacific Drilling Announces Appeal of Arbitration Decision

LUXEMBOURG, February 11, 2020 — Pacific Drilling S.A. (NYSE: PACD) (the “Company”) announced today that its subsidiaries, Pacific Drilling VIII Limited (“PDVIII”) and Pacific Drilling Services, Inc. (“PDSI”), have filed an application with the High Court in London for leave to appeal the award that has been issued in the arbitration proceedings between PDVIII and PDSI and Samsung Heavy Industries Co. Ltd. (“SHI”) related to the contract for the construction and sale of the Pacific Zonda. As previously disclosed, on January 15, 2020 an arbitration tribunal in London, England (the “Tribunal”) awarded SHI approximately $320 million with respect to its claims against PDVIII and PDSI.

Under the rules governing the arbitration proceedings, PDVIII and PDSI have no automatic right to appeal and the grounds on which the High Court in London may grant permission to appeal are limited.   There can be no assurance that permission to appeal will be granted, or if granted, that the appeal will be successful.

As previously disclosed, in connection with the Company’s now concluded Chapter 11 proceedings, PDVIII and PDSI (the “Zonda Debtors”) filed a separate plan of reorganization (the “Zonda Plan”) under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York, which was confirmed on January 30, 2019. If the Zonda Debtors are successful in the appeal, they will emerge from their separate bankruptcy proceedings.  If the Zonda Debtors are unsuccessful in the appeal, the Company expects the Zonda Debtors, which have approximately $4.5 million in cash and no other material assets, will be liquidated in accordance with the terms of the Zonda Plan. The Company does not expect the Tribunal’s decision to have any material adverse effect on its operations or to cause any default under any of its material contracts including under the indentures for its outstanding notes.

About Pacific Drilling

With its best-in-class drillships and highly experienced team, Pacific Drilling is committed to exceeding our customers’ expectations by delivering the safest, most efficient and reliable deepwater drilling services in the industry. Pacific Drilling’s fleet of seven drillships represents one of the youngest and most technologically advanced fleets in the world. Pacific Drilling has principal offices in Luxembourg and Houston. For more information about Pacific Drilling, including our current Fleet Status, please visit our website at www.pacificdrilling.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are generally identifiable by their use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,”

“forecast,” “intend,” “our ability to,” “may,” “plan,” “potential,” “predict,” “project,” “projected,” “should,” “will,” “would”, or other similar words which are not generally historical in nature. The forward-looking statements speak only as of the date hereof, and we undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Our forward-looking statements express our current expectations or forecasts of possible future results or events, and include statements regarding potential timing and outcomes related to the Company’s appeal of, and other legal remedies related to, the Tribunal’s decision, expectations regarding the Zonda Debtors’ bankruptcy proceedings, and expectations regarding the impact of the Tribunal’s decision on the Company’s operations, relationships, financial position, results of operations and liquidity.

Although we believe that the assumptions and expectations reflected in our forward-looking statements are reasonable and made in good faith, these statements are not guarantees, and actual future results may differ materially due to a variety of factors. These statements are subject to a number of risks and uncertainties and are based on a number of judgments and assumptions as of the date such statements are made about future events, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in such statements due to a variety of factors, including if one or more of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect.

Important factors that could cause actual results to differ materially from our expectations include: the risks of litigation in foreign jurisdictions and delays caused by third parties in connection with such litigation, the outcome of the Zonda Debtors’ bankruptcy proceedings and any actions that SHI or others may take in the bankruptcy or other proceedings against the Company and its subsidiaries, and the other risk factors described in our 2018 Annual Report on Form 20-F filed with the Securities and Exchange Commission on March 12, 2019 and our Reports on Form 6-K. These documents are available through our website at www.pacificdrilling.com or through the SEC’s website at www.sec.gov.

Investor Contact:	James Harris
Pacific Drilling S.A.
+713 334 6662
Investor@pacificdrilling.com

Media Contact:	Amy L. Roddy
Pacific Drilling S.A.
+713 334 6662
Media@pacificdrilling.com

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